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                     September 15, 2022

       Edmond Cheng
       Chief Financial Officer
       CENNTRO ELECTRIC GROUP Ltd
       501 Okerson Road
       Freehold, New Jersey 07728

                                                        Re: CENNTRO ELECTRIC
GROUP Ltd
                                                            Form 20-F for the
Year Ended December 31, 2021
                                                            Filed April 25,
2022
                                                            File No. 001-38544

       Dear Mr. Cheng:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing